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PART I. EXHIBITS


EXHIBIT 11, STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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


                                                            Three Months Ended            Six Months Ended
                                                                 June 30                       June 30
                                                      ----------------------------    --------------------------
                                                          1999            1998          1999            1998
                                                      ------------    ------------    -----------   ------------
Weighted average common
        shares outstanding                        A     2,320,861       2,320,861      2,320,861       2,320,861
Weighted average dilutive
        warrants outstanding
Weighted average common                               ------------    ------------   ------------    ------------
        and dilutive shares outstanding           B     2,320,861       2,320,861      2,320,861       2,320,861
                                                      ============    ============   ============    ============

Net income (loss) applicable to common stock      C   $(1,575,000)    $(1,729,000)   $(2,937,000)    $(1,254,000)
                                                      ============    ============   ============    ============

Basic earnings (loss) per share                 C/A   $     (0.68)    $     (0.74)   $     (1.27)    $     (0.54)
                                                      ============    ============   ============    ============

Diluted earnings (loss) per share               C/B   $     (0.68)    $     (0.74)   $     (1.27)    $     (0.54)
                                                      ============    ============   ============    ============
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